PROSPECTUS SUPPLEMENT #4                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED                                  REGISTRATION NO. 333-32228
JUNE 7, 2000)



                               [EXCITE@HOME LOGO]

                               AT HOME CORPORATION


                          $500,000,000 PRINCIPAL AMOUNT
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                         SHARES OF SERIES A COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES


     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the notes.

     You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                                                                      Shares of     Shares of
                                                      Principal                       Series A      Series A
                                                   amount of notes                     common        common
                                                    beneficially      Percentage       stock        stock that
                                                     owned that        of notes     beneficially       may
Name                                                 may be sold      outstanding      owned         be sold
----                                               ---------------    -----------   ------------    ----------
Century National Insurance Company.................  $   250,000           *             4,423          4,423
Daina Securities USA...............................  $ 6,000,000          1.2%         106,164        106,164
ECT Investments, Inc(**)...........................  $ 9,100,000          1.8%         161,015        161,015
Jefferies & Company................................  $ 2,280,000           *            40,342         40,342
National Union Fire Insurance Company
of Pittsburgh, PA..................................  $   500,000           *             8,847          8,847
SG Cowen Securities Corp...........................  $14,500,000          2.9%         256,563        256,563
Tucker Anthony Incorporated........................  $   375,000           *             6,635          6,635
Wasserstein Perella Securities, Inc................  $ 5,670,000          1.1%         100,324        100,324
Other holders of notes and future transferees of
these holders (**).................................  $39,563,000          7.9%         700,027        700,027

-------------------
*    Less than 1%
** Of the amount listed as beneficially owned, ECT Investments, Inc. sold $5,100,000 principal amount of notes, prior to the date of this prospectus supplement.
*** Assumes that any other holders of notes, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the notes.

                    ----------------------------------------

     INVESTING IN OUR CONVERTIBLE SUBORDINATED NOTES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 26, 2000.